 Exhibit 99.3

CONSENT OF DIRECTOR NOMINEE

In connection with the filing by Acropolis Infrastructure Acquisition Corp. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Acropolis Infrastructure Acquisition Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: March 15, 2021

/s/ David Small
Name: David Small